Contact: Gulf Resources, Inc. Helen Xu, Board Secretary Email: beishengrong@vip.163.com Website: https://www.gulfresourcesinc.cn	CCG Investor Relations Inc. Crocker Coulson, President Phone: +1-646-213-1915 Email: crocker.coulson@ccgir.com Website: http://www.ccgirasia.com

Gulf Resources Further Responds to Allegations

SHANDONG, China, May 2, 2011 -- Gulf Resources, Inc. (Nasdaq:GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company provided supporting documents in addition to the disclosure provided on April 28, 2011, disputing certain allegations related to the reliability of its filings with the SEC created by Glaucus Research Group and distributed on Seeking Alpha on April 26, 2011.

The Company further disputes or clarifies the following allegations raised in the report:

1.
According to the report, Gulf Resources engaged in inappropriate self-dealing by overpaying for a business owned by its chairman and his family. The report also claims that according to the SAIC filings, SYCI was significantly less valuable at the time of the acquisition, compared to what the Company states in its SEC filings.

On February 5, 2007, SCHC acquired SYCI. Under the terms of the merger agreement, in exchange for transferring all of the equity interest of SYCI to SCHC, the stockholders of SYCI received consideration of 8,094,059 (restated for the 2-for-1 stock split in 2007 and the 1-for-4 stock split in 2009) shares of voting common stock of Gulf Resources, Inc. and $2.55 million in cash. The management is providing a copy of the SAIC filing for SYCI for 2006 as an exhibit to a Current Report on Form 8-K it is filing today. The exhibit shows SYCI’s earnings and profitability at the time of the acquisition.

2.
According to the report, Gulf Resources’ bromine factories appear smaller than indicated in its SEC filings. According to the report, a representative from the Land & Resources Bureau confirmed that Gulf Resources’ production is substantially smaller than it claims in its public filings.

The Company discloses both mining and production area for each factory in its SEC filings, while the report only seems to consider an estimate of the production area. The Company confirms that the locations of each factory is correctly described and identified on the maps provided in its filings with the SEC. Gulf Resources’ management is providing a notarized legal opinion letter from Guangdong ZHI & XING Law Firm as an exhibit to a Current Report on Form 8-K which it is filing today. This opinion verifies the size of each of Gulf Resources’ factories. Guangdong ZHI & XING Law Firm is a registered law firm with the Ministry of Justice of The People’s Republic of China (PRC), Mr. Ni Yi is a registered attorney with the Ministry of Justice of The People’s Republic of China (PRC).

3.
According to the report, Gulf Resources commissioned two contractors to perform two capital expenditure projects: a sewage treatment project in 2009 and a production line for wastewater treatment chemicals, which was completed in June 2010 and started trial production later that year. The report claims that neither of the contractors involved in the projects, Xuzhou Bishui Environmental Science Technology Co., Ltd. (“XBE Tech”) and Shouguang City Shengkun Construction Co., Ltd. (“SCS Construction”), are a working business. The report further claims that management may have used these capital expenditure projects as a vehicle to transfer money out of the Company.

Gulf Resources’ management is providing a copy of SCS Construction’s business license and management and shareholder list as exhibits to a Current Report on Form 8-K which it is filing today.  These documents verify the operation of SCS Construction and that it is not a related party to Gulf Resources.  Management will provide relevant supporting document for XBE Tech in a separate filing.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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